UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

                 CERTIFICATION OF TERMINATION OF REGISTRATION OF
                   A CLASS OF SECURITY UNDER SECTION 12(g) OR
                  NOTICE OF SUSPENSION OF DUTY TO FILE REPORTS
                      PURSUANT TO SECTIONS 13 AND 15(d) OF
                           THE SECURITIES EXCHANGE ACT


                     Commission file number         33-32125

                    Redwood Equipment Leasing Income Fund L.P.
             (Exact name of registrant as specified in its charter)

           225 East Redwood Street Baltimore, MD 21202 (410) 727-4083
        (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                      Assignee Units of Limited Partnership Interests
               (Title of each class of securities covered by this Form)

                                      None
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)
                    Rule 12g-4(a)(1)(ii)      X
                    Rule 12g-4(a)(2)(i)
                    Rule 12g-4(a)(2)(ii)
                    Rule 12h-3(b)(1)(i)
                    Rule 12h-3(b)(1)(ii)      X
                    Rule 12h-3(b)(2)(i)
                    Rule 12h-3(b)(2)(ii)
                    Rule 15d-6

          Approximate number of holders of record as of the certification
or notice date:      377

         Pursuant to the requirements of the Securities Exchange Act of 1934 Redwood Equipment Leasing Income Fund L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:          5/6/98
     --------------------------------


By:   /s/  Timothy M. Gisriel
     --------------------------------
         Timothy M. Gisriel, Treasurer
         Redwood Leasing, Inc.
         General Partner